Exhibit 10.3

TALLGRASS MLP GP, LLC
LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective August 2, 2018)
EMPLOYEE EQUITY PARTICIPATION SHARE AGREEMENT
This Employee Equity Participation Share Agreement (“Agreement”) between Tallgrass Energy GP, LLC (the “Company”) and [NAME] (the “Participant”), regarding an award (this “Award”) of [AMOUNT] Equity Participation Shares (as defined in the Tallgrass MLP GP, LLC Long-Term Incentive Plan, as amended and restated effective as of August 2, 2018 (the “Plan”)), granted to the Participant on [DATE] (the “Grant Date”), such number of Equity Participation Shares subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
1.    Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Board or the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.    Vesting Schedule; Settlement.
(a)    Except as otherwise provided herein or the Plan, the Equity Participation Shares shall vest with respect to (i) [PERCENTAGE]% of the total number of Equity Participation Shares subject to this Award (rounded up to the next whole Share) on [DATE], and (ii) [PERCENTAGE]% of the total number of Equity Participation Shares subject to this Award (rounded up or down to the next whole Share such that all remaining unvested Equity Participation Shares are vested) on [DATE]; provided, however, that the Participant remains in continuous employment with the Company or its Affiliates through each applicable vesting date, the “Restricted Period”).
(b)    Upon the occurrence of a Change of Control while the Participant remains in continuous employment with the Company or its Affiliates, all unvested Equity Participation Shares shall vest as of the date of the Change of Control.
(c)    Within 60 days following the vesting date with respect to an Equity Participation Share, the Participant shall receive a Share. Shares will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant’s name in the Share register of the Partnership maintained by the Partnership’s transfer agent or (ii) a share certificate issued in the Participant’s name. Upon delivery of a Share in respect of an Equity Participation Share, such Equity Participation Share shall cease to be outstanding in the Participant’s notional account described in Section 4.
3.    Forfeiture of Award. Upon termination of the Participant’s employment with the Company or any of its Affiliates for any reason during the Restricted Period, all Equity Participation Shares that have not vested in accordance with Section 2 as of such termination date shall be immediately forfeited by the Participant on such termination date.
4.    Bookkeeping Account. During the Restricted Period, the Award of Equity Participation Shares hereunder shall be evidenced by entry in a bookkeeping account maintained by the Partnership or its transfer agent.

5.    Rights as Shareholder; Delivery of Shares. Until delivery of Shares as described in Section 2(c), the Participant shall have no rights as a shareholder as a result of the grant of Equity Participation Shares hereunder, including the right to vote the Equity Participation Shares. The Participant shall not be entitled to receive any distributions with respect to the Equity Participation Shares unless the Participant receives a separate grant of Distribution Equivalent Rights. The Company shall not be obligated to deliver any Shares if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Partnership with, any securities exchange or association upon which the Shares are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of Shares to comply with any such law, rule, regulation or agreement.
6.    Assignment of Award. The Participant’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant.
7.    Withholding. No Shares shall be delivered hereunder to or in respect of a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company or an Affiliate with respect to the issuance of such Shares has been remitted to the Company or an Affiliate or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Participant may pay all or any portion of the taxes required to be withheld by the Company or an Affiliate or paid by the Participant in connection with the vesting of all or any portion of this Award by delivering cash, or, with the Committee’s approval, by electing to have the Company or an Affiliate withhold Shares, or by delivering previously owned Shares, having a Fair Market Value equal to the amount required to be withheld or paid. Subject to restrictions that the Committee, in its sole discretion, may impose, the Participant may request the withholding of Shares having a Fair Market Value up to the statutory maximum tax withholding amount or such other tax withholding amount that will not trigger a negative accounting impact. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined. If the Participant fails to make such election, the Company will withhold Shares based on the statutory minimum tax withholding amount.
8.    No Employment Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued employment with the Company or any Affiliate.
9.    Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.
10.    Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.
11.    Section 409A.
(a)    The Equity Participation Shares granted pursuant to this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for the Equity Participation Shares if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any Plan provision or this Agreement results in the imposition of an additional tax under Code Section 409A, that Plan provision or provision of this Agreement shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to the Equity Participation Shares.

(b)    Notwithstanding any provision of the Agreement to the contrary, if the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Equity Participation Shares payable or settled on account of a separation from service that are deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.
(c)    For all purposes of this Agreement, the Participant shall be considered to have terminated employment with the Company and its Affiliates when the Participant incurs a “separation from service” with the Company within the meaning of Treasury Regulation § 1.409A-1(h).

TALLGRASS ENERGY GP, LLC
Date:	By:
Name:
Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:
Date:
[NAME]

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